Exhibit 10.4

Amendment No. 2 to the Barnes Group Inc.

Retirement Benefit Equalization Plan (“RBEP”)

Amendment No. 2

A new Section 9 is added to the RBEP to read as follows:

SECTION 9

BENEFITS FOR EXECUTIVE OFFICERS PARTICIPATING

IN THE 2009 DEFERRED COMPENSATION PLAN

9.1 Conditions for Benefits. Notwithstanding any other provisions of this Plan, no benefits provided under this Plan on account of a Participant’s Separation from Service or death shall be payable to or in respect of a Participant who also participates in the Barnes Group 2009 Deferred Compensation Plan (the “2009 DC Plan”) if, at the Participant’s “separation from service” (within the meaning of the 2009 DC Plan) or death, the Participant has met the requisite age and service conditions for payment of a benefit under the 2009 DC Plan.

9.2 Time and Form of Benefits. Notwithstanding any other provisions of this Plan, if a Participant also participates in the 2009 DC Plan, any amount payable to or in respect of the Participant under this Plan on account of the Participant’s Separation from Service or death shall be paid in the form of installments, provided at the same time as installments would have been payable under the 2009 DC Plan, assuming for this purpose that the Participant (or the Participant’s Spouse, in the event of the Participant’s death) was entitled to benefits from the 2009 DC Plan. The methodology for converting from the annuity benefits form described elsewhere in this Plan to the installments form shall be determined by the Committee, in consultation with the Company’s actuary, it being the intent that the installment payments shall be actuarially equivalent to the annuity benefits.

Amended: 7/22/09